ISSN 1718-8369	Exhibit 99.6

Volume 9, number 4	November 21, 2014
AS AT AUGUST 31, 2014

Highlights for August 2014

—    Budgetary revenue totalled $5.5 billion in August, up $61 million compared to last year. Own-source revenue was $4.2 billion, up $39 million, while federal transfers totalled $1.4 billion, an increase of $22 million.

—    Program spending amounted to $4.1 billion, up $31 million over last year.

—    Debt service stood at $680 million, down $83 million from last year.

—    Taking into account the deposit of $106 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $695 million for August 2014.

On the basis of the cumulative results as at August 31, 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $618 million.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	August		April to August			Budget 2014-2015
	2013 (1)	2014	2013-2014 (1)	2014-2015	Change %	2014-2015	Forecast growth %

Budgetary revenue

Own-source revenue	4 131	4 170	20 776	21 487	3.4	54 682	3.6

Federal transfers	1 352	1 374	6 818	6 942	1.8	16 691	–0.1

Total	5 483	5 544	27 594	28 429	3.0	71 373	2.7

Budgetary expenditure

Program spending	–4 070	–4 101	–25 696	–26 221	2.0	–65 704	1.8

Debt service	–763	–680	–3 483	–3 443	-1.1	–8 583	1.7

Total	–4 833	–4 781	–29 179	–29 664	1.7	–74 287	1.8

Consolidated entities(2)

Non-budget-funded bodies and special funds	–9	–47	550	676	—	636	—

Health and social services and education networks	–18	–21	–52	–59	—	–72	—

Generations Fund	87	106	416	469	—	1 301	—

Total	60	38	914	1 086	—	1 865	—

Surplus (Deficit)	710	801	–671	–149	—	–1 049	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–87	–106	–416	–469	—	–1 301	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	623	695	–1 087	–618	—	–2 350	—

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes that the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at August 31, 2014

¡	Budgetary balance

For the period from April to August 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $618 million.

For fiscal 2014-2015 as a whole, the budget of June 4, 2014 provides for a budgetary balance in deficit by $2.4 billion.

¡	Budgetary revenue

As at August 31, 2014, budgetary revenue amounted to $28.4 billion, $835 million more than as at August 31, 2013.

—	Own-source revenue stood at $21.5 billion, up $711 million from the same time last year.

—	Federal transfers amounted to $6.9 billion, up $124 million compared to August 31, 2013.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $29.7 billion, an increase of $485 million, or 1.7%, over last year.

For the fiscal year, program spending rose by $525 million, or 2.0%, reaching $26.2 billion. The most significant changes were in the Health and Social Services ($348 million) and Education and Culture ($135 million) missions.

Debt service amounted to $3.4 billion, a decrease of $40 million, or -1.1%, compared to last year.

¡	Consolidated entities

As at August 31, 2014, the results of consolidated entities showed a surplus of $1.1 billion. These results included:

—	a surplus of $676 million for non-budget-funded bodies and special funds;

—	dedicated revenue of $469 million for the Generations Fund;

—	a $59-million deficit for the health and social services and education networks.

¡	Net financial requirements

As at August 31, 2014, consolidated net financial requirements stood at $4.3 billion, an increase of $559 million compared to last year. Net financial requirements reflect the current budget deficit as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
	August			April to August
	2013 (1)	2014	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue

Own-source revenue	4 131	4 170	39	20 776	21 487	711

Federal transfers	1 352	1 374	22	6 818	6 942	124

Total	5 483	5 544	61	27 594	28 429	835

Budgetary expenditure

Program spending	–4 070	–4 101	–31	–25 696	–26 221	–525

Debt service	–763	–680	83	–3 483	–3 443	40

Total	–4 833	–4 781	52	–29 179	–29 664	–485

Consolidated entities(2)

Non-budget-funded bodies and special funds	–9	–47	–38	550	676	126

Health and social services and education networks	–18	–21	–3	–52	–59	–7

Generations Fund	87	106	19	416	469	53

Total	60	38	–22	914	1 086	172

Surplus (Deficit)	710	801	91	–671	–149	522

Consolidated non-budgetary requirements	–1 282	–591	691	–4 205	–4 168	37

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–572	210	782	–4 876	–4 317	559

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes that the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)
	August					April to August
Revenue by source	2013		2014		Change %	2013-2014		2014-2015		Change %

Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 496		1 386		–7.4	7 464		7 623		2.1

Contributions to Health Services Fund	508		496		–2.4	2 746		2 813		2.4

Corporate taxes	190		237		24.7	1 127		1 225		8.7

Consumption taxes	1 521		1 536		1.0	7 101		7 428		4.6

Other sources	93		164		76.3	737		791		7.3

Total own-source revenue excluding government enterprises	3 808		3 819		0.3	19 175		19 880		3.7

Revenue from government enterprises	323		351		8.7	1 601		1 607		0.4

Total own-source revenue	4 131		4 170		0.9	20 776		21 487		3.4

Federal transfers

Equalization	653		774		18.5	3 264		3 869		18.5

Health transfers	429		402	(1)	–6.3	2 142		2 013	(1)	–6.0 (1)

Transfers for post-secondary education and other social programs	129		133		3.1	644		661		2.6

Other programs	55		65		18.2	336		399		18.8

Subtotal	1 266		1 374		8.5	6 386		6 942		8.7

Harmonization of the QST with the GST – Compensation	86	(2)	—		—	432	(2)	—		—

Total federal transfers	1 352		1 374		1.6	6 818		6 942		1.8

BUDGETARY REVENUE	5 483		5 544		1.1	27 594		28 429		3.0

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was earmarked in 2014-2015 for the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 2.3% instead of -6.0%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as compensation funded spending is recognized. Consequently, the oayment of $1 467 million in that respect in 2013-2014 was spread over 2013-2014 at the rate, at $86 million a month, for debt service expenditure. The allocation of $430 million in compensation to the FINESSS was also spread over the 2013-2014 fiscal year, at $36 million a month.

General fund expenditure (millions of dollars)				(Unaudited data)
	August			April to August
Expenditure by mission	2013 (1)	2014	Change %	2013-2014 (1)	2014-2015	Change %

Program spending

Health and Social Services	2 295	2 344	2.1	13 006	13 354	2.7

Education and Culture	692	652	–5.8	6 146	6 281	2.2

Economy and Environment	222	300	35.1	2 233	2 179	–2.4

Support for individuals and Families	537	530	–1.3	2 626	2 704	3.0

Administration and Justice	324	275	–15.1	1 685	1 703	1.1

Total program spending	4 070	4 101	0.8	25 696	26 221	2.0

Debt service	763	680	–10.9	3 483	3 443	–1.1

BUDGETARY EXPENDITURE	4 833	4 781	–1.1	29 179	29 664	1.7

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes that the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

Detailed information on the transactions of consolidated entities
(millions of dollars)	(Unaudited data)
	August 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	881	106	21	383	1 750	—	3 141	–1 918	1 223

Expenditure

Expenditure	–640	—	–21	–383	–1 783	–21	–2 848	1 825	–1 023

Debt service	–176	—	—	—	–79	—	–255	93	–162
Total	–816	—	–21	–383	–1 862	–21	–3 103	1 918	–1 185
RESULTS	65	106	—	—	–112	–21	38	—	38
	April to August 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	4 593	469	375	2 545	9 495	—	17 477	–9 475	8 002

Expenditure

Expenditure	–3 317	—	–375	–2 545	–8 828	–59	–15 124	9 025	–6 099

Debt service	–866	—	—	—	–401	—	–1 267	450	–817
Total	–4 183	—	–375	–2 545	–9 229	–59	–16 391	9 475	–6 916
RESULTS	410	469	—	—	266	–59	1 086	—	1 086
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at September 30, 2014, will be published on December 19, 2014.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca.